                                                                    Exhibit 4.1
                                          Standard & Poor's
                                          A Division of the McGraw-Hill
                                          Companies

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
 55 Water Street, 45th Floor         Frank A. Ciccotto, Jr.
 New York, New York 10041            Managing Director
 Tel 212-438-4417                    E-Business Services
 Fax 212-438-7748
 frank ciccotto@standardandpoors.com
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                                                                   May 31, 2001

Salomon Smith Barney Inc.
7 World Trade Center, 40th Fl.
New York, N.Y. 10048

The Chase Manhattan Bank
4 New York Plaza
New York, N.Y. 10004

Re: Tax-Exempt Securities Trust, National Trust 267, Maryland Trust 115, New
    Jersey Trust 150 and New York Trust 194

Gentlemen:

  We have examined Registration Statement File Nos. 333-60618, 333-49590, 333-60626 and 333-59646 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

  In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

  You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          /s/ Frank A. Ciccotto
                                          ---------------------
                                          Frank A. Ciccotto
                                          Vice President